Exhibit 10.2

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Plant Camp LLC, a Delaware limited liability company (the “Company”), is entered into as of June 1, 2021, by and among the Company, the members listed in Schedule I and any other Person who, after the date hereof, becomes a Member in accordance with the terms of this Agreement (collectively, the “Members”). Unless otherwise noted or defined elsewhere in this Agreement, capitalized terms used in this Agreement have the meanings ascribed herein, as more fully set forth in ARTICLE XI.

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on May 14, 2020 (the “Certificate of Formation”);

WHEREAS, the Company and the Initial Members are parties to that certain Amended and Restated Liability Company Operating Agreement of the Company, dated as of May 14, 2021 (the “Previous Operating Agreement”); and

WHEREAS, the Members wish to enter into this Agreement to amend and restate the Previous Operating Agreement in its entirety, and to set forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Organizational Matters

Section 1.01 Name. The name of the Company is Plant Camp LLC.

Section 1.02 Principal Office. The principal office of the Company is located at 1108 Lavaca Street, Suite 110-182, Austin, TX 78701, or such other location as may from time to time be determined by the Manager. The Manager shall give prompt notice of any such change to each of the Members.

Section 1.03 Registered Office; Registered Agent. The registered office of the Company and the registered agent for service of process on the Company in the State of Delaware shall be that office and Person named in the Certificate of Formation or such other office (which need not be a place of business of the Company) or such other Person or Persons as the Manager may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 1.04 Purpose; Powers.

(a) The purposes of the Company are to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 1.05 Term. The term of the Company commenced on the date and time the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually or until any earlier date when the Company is terminated in accordance with the provisions of this Agreement or as provided by law.

ARTICLE II
Members; Units

Section 2.01 Members. The names, mailing addresses, and Membership Interests of the Members are set out in Schedule I attached hereto (the “Members Schedule”). The Manager shall maintain and update the Members Schedule upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

Section 2.02 Capital Contributions; Capital Accounts; No Withdrawals.

(a) The Members have contributed to the Company the amounts, in the form of cash, property, services, or a promissory note or other obligation (as such amounts may be amended herein from time to time, the “Capital Contributions”) set out in the Members Schedule. No Member is required to make additional Capital Contributions to the Company.

(b) The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with the provisions of Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). Each Capital Account shall be (i) credited by such Member’s Capital Contributions to the Company and any profits allocated to such Member in accordance with Section 4.01 and (ii) debited by any distributions to such Member pursuant to Section 5.01(a) and any losses allocated to such Member in accordance with Section 4.01. For purposes of maintaining the Members’ Capital Accounts, profits and losses shall be determined in accordance with Treasury Regulation Section 1.704-1(b). The Capital Accounts shall be adjusted by the Manager upon the occurrence of an event described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) and (g) if the Manager determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. In the event of a Transfer of any Membership Interest in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred Membership Interest.

(c) No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement.

Section 2.03 Additional Capital Contributions.

(a) In addition to the Initial Capital Contributions of the Members, the Members shall make additional Capital Contributions in cash, in proportion to their respective Membership Interests, as determined by the Manager from time to time to be reasonably necessary to pay any operating, capital or other expenses relating to the business of the Company (such additional Capital Contributions, the “Additional Capital Contributions”). Upon the Manager making such determination for Additional Capital Contributions, the Manager shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s share of such aggregate amount of Additional Capital Contributions based upon such Member’s Membership Interest, and (iv) the date (which date shall not be less than ten (10) Business Days from the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

(b) If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 2.03, then such Member shall be deemed to be a “Non-Contributing Member”. The non-defaulting Member(s) (the “Contributing Member”) shall be entitled, but not obligated, to pay the Non-Contributing Member’s proportional share of any such Additional Capital Contributions. Upon payment of the Non-Contributing Member’s proportional share of any such Additional Capital Contributions, the Non-Contributing Member’s percentage of the outstanding Units shall be diluted down based on the ratio between the total amount of Additional Capital Contributions that are determined to be necessary by the Manager and the fair market value of the Company’s outstanding Units as determined by the Manager in the Manager’s reasonable discretion. For example, if the amount of Additional Capital Contributions that are determined to be necessary by the Manager is equal to $1,000,000 and the fair market value of the Company’s outstanding Units as determined to be $10,000,000, then each Non-Contributing Member’s Units in the Company shall be decreased by ten (10%) each. The Manager shall be authorized to issue additional Units to the Contributing Member(s) in order to ensure that each Member’s percentages of the Company’s outstanding Units will be accurately reflected on the Company’s books and records in accordance with the provisions of this Section 2.03(b).

(c) If a Member is characterized as a Non-Contributing Member, then, so long as the Member remains a Non-Contributing Member, it shall forfeit and no longer be entitled to any consent or voting rights granted in this Agreement.

Section 2.04 Admission of Additional Members.

(a) Additional Members may be admitted from time to time in connection with (i) the issuance of Units by the Company, subject to compliance with the provisions of Section 3.02(b) or (ii) a Transfer of Units, subject to compliance with the provisions of this Agreement, and in either case, following compliance with the provisions of Section 2.04(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or a Transfer (including a Permitted Transfer) of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement attached as Exhibit A (a “Joinder Agreement”). Upon the amendment of the Members Schedule by the Manager and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Membership Interests, such Person shall be admitted as a Member, shall be a party hereto, shall be deemed listed as such on the books and records of the Company, and thereupon shall be issued his, her, or its Membership Interests. The Manager shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 2.02.

Section 2.05 No Withdrawal; Death of Member.

(a) So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw as a Member prior to the dissolution and winding up of the Company and any such withdrawal or attempted withdrawal by a Member prior to the dissolution and winding up of the Company shall be null and void. As soon as any Member ceases to hold any Membership Interests, such Person shall no longer be a Member.

(b) The death of any Member shall not cause the dissolution of the Company. In such event, the Company and its business shall be continued by the remaining Member or Members and the Membership Interests owned by the deceased Member shall be automatically Transferred to such Member’s executors, administrators, testamentary trustees, legatees, distributees, or beneficiaries, as applicable, as Permitted Transferees; provided, that any such Permitted Transferee shall be admitted as a Member only upon compliance with the provisions of Section 2.04(b).

Section 2.06 Designation of Units. The Manager may from time to time designate one or more classes or series of units representing Membership Interests in the Company (“Units”), with such designations, preferences, rights, qualifications, limitations or restrictions as provided in this Agreement and as may be determined by the Manager from time to time.

Section 2.07 Authorized Units. The total number of authorized Units of each class or series of Units shall be set forth on Schedule I. Subject to this Agreement, the Manager may increase the number of Units designated for any existing class or series. The Manager may decrease the number of Units designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued Units designated for such existing class or series. In any such event, the Manager shall promptly amend Schedule I or cause Schedule I to be amended to reflect the then current authorized and issued number of each class or series of Units. Within the sole discretion of the Manager, Schedule I and any amendments thereto may be maintained on the books and records of the Company. All or a portion of the authorized Units shall be designated as “Common Units” as set forth on Schedule I.

Section 2.08 Issued Units. The number of Units owned by each Member is set forth opposite the name of such Member on Schedule I. Subject to the terms of this Agreement, the Manager shall have the authority to cause the Company to issue Units of any class or series, in such amounts and at such purchase price per Unit as may be determined from time to time by the Manager in its sole and absolute discretion. In connection with the issuance of any Units, the recipient of any Units shall execute and deliver to the Company a joinder agreement or a counterpart signature page to this Agreement, pursuant to which such person agrees to be bound by the terms and conditions hereof. Upon the Company’s receipt of a joinder agreement or counterpart signature page to this Agreement, the person who is so issued a Unit shall automatically be deemed admitted as a Member of the Company (in respect of such class or series) for purposes of this Agreement. Upon the issuance of any Unit, the Manager shall promptly amend Schedule I or cause Schedule I to be amended to reflect such issuance.

Section 2.09 Certificates. All Units shall initially be held in book-entry form by notation of ownership on Schedule I. At the discretion of the Managers, one or more classes or series of Units may be maintained in certificated form. If any class or series of Units is maintained in certificated form, then each certificate evidencing a Unit of such class or series shall (i) be in the form approved by the Managers, (ii) be signed by a Manager, (iii) be consecutively numbered, and (iv) state the holder’s name, the class or series of Units, the number of Units evidenced thereby and such other matters as may be required.

Section 2.10 Replacement of Lost or Stolen Certificates. With respect to Units that are certificated, the Managers may direct a new certificate or certificates to be issued in place of a certificate or certificates theretofore issued by the Company and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates representing Units to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates the Managers may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or its legal representative, to advertise the same in such manner as it shall require or to give the Company a bond with a surety or sureties satisfactory to the Company in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the Company in respect of the certificate or certificates alleged to have been lost, stolen or destroyed.

Section 2.11 Recordation of Transfer of Units. No transfer shall be effective or binding on the Company until such transfer is reflected on a duly authorized amendment to Schedule I. Units shall be transferable only on the books of the Company by the holder thereof in person or by such holder’s duly authorized attorney or legal representative. If any class or series of Units is maintained in certificated form, then to transfer a Unit of such class or series, the holder thereof must surrender to the Company for cancellation the certificate representing such Unit properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Section 2.12 Legends. The Managers shall have the power and authority to provide that any certificates representing Units bear such legends as the Managers deems appropriate to assure that the Company does not become liable for violations of federal or state securities laws or other applicable laws. Notwithstanding the foregoing provisions of this Section 2.11, the following legends shall appear on each certificate representing Units:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT IN RESPECT OF SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF UNIT OR MORE THAN ONE SERIES OF CLASS OF UNIT. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH MEMBER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF UNIT OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

Section 2.13 Meetings.

(a) Meetings of the Members may be called by (i) the Manager or (ii) a Member or group of Members holding more than 50% of the Membership Interests.

(b) Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than 10 days and not more than 30 days before the date of the meeting to each Member, by or at the direction of the Managers or the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company's principal office or at such other place, as the Managers or the Member(s) calling the meeting may designate in the notice for such meeting.

(c) Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e) The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include other business to be conducted by the Members; provided, that the Members shall have been notified of the meeting in accordance with Section 2.12(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(f) A quorum of any meeting of the Members shall require the presence, whether in person or by proxy, of the Members holding a majority of the Membership Interests. Subject to Section 2.13, no action may be taken by the Members unless the appropriate quorum is present at a meeting.

(g) Subject to Section 2.13, Section 3.02, and any other provision of this Agreement or the Delaware Act requiring the vote, consent, or approval of a different percentage of the Membership Interests, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of the Members holding a majority of the Membership Interests.

Section 2.14 Action Without Meeting. Notwithstanding the provisions of Section 2.12, any matter that is to be voted on, consented to, or approved by Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by Member or Members holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which each Member entitled to vote on the action is present and votes. A record shall be maintained by the Managers of each such action taken by written consent of a Member or Members.

ARTICLE III
Management

Section 3.01 Management of the Company. Subject to the provisions of Section 3.02 and except as otherwise provided by the Delaware Act, the business, property, and affairs of the Company shall be managed by the Manager. The actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a duly adopted resolution expressly authorizing such action.

Section 3.02 Actions Requiring Approval of Members. Without the written approval of Members holding a majority of the Membership Interests, the Company shall not, and shall not enter into any commitment to:

(a) Amend, modify, or waive any provisions of the Certificate of Formation or this Agreement; provided that the Manager may, without the consent of the other Members, amend the Members Schedule following any new issuance, redemption, repurchase, or Transfer of Membership Interests in accordance with this Agreement.

(b) Issue additional Membership Interests, Equity Securities, or other securities or, except in connection with a Transfer of Membership Interests that complies with the applicable provisions of Section 2.04(b), admit additional Members to the Company.

(c) Incur any indebtedness, pledge or grant Liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person, in each case in excess of $50,000 in a single transaction or series of related transactions, or in excess of $100,000 in the aggregate at any time outstanding.

(d) Make any loan or advance to, or a Capital Contribution or investment in, any Person, in excess of $100,000.

(e) Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, sale of stock, or acquisition of assets) by the Company of any assets and/or equity interests, other than in the ordinary course of business consistent with past practice.

(f) Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock, or sale of assets) by the Company of any assets and/or equity interests, other than sales of inventory in the ordinary course of business consistent with past practice.

(g) Settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability with a value in excess of $25,000 or agree to the provision of any equitable relief by the Company.

(h) Dissolve, wind up, or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

Section 3.03 Officers. The Manager may appoint one or more individuals as officers of the Company (the “Officers”) as the Manager deem necessary or desirable to carry on the business of the Company and may delegate to such Officers such power and authority as the Manager deems advisable. An Officer is not required to be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Manager or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Manager. Any Officer may be removed by the Manager at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the Manager.

Section 3.04 Replacement and Resignation of a Manager. The Manager may be removed at any time, with or without cause, by the Members holding a majority of the Membership Interests. A Manager may resign at any time by delivering a written resignation to the Company, which resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of a particular event. Following the Manager’s removal or resignation, a successor Manager shall be elected by the affirmative vote of the Members holding a majority of the Membership Interests. The removal of a Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of such Member from the Company.

Section 3.05 WAIVER OF APPRAISAL AND DISSENTERS’ RIGHTS. EACH MEMBER HEREBY KNOWINGLY AND IRREVOCABLY WAIVES ALL, AND SHALL NOT ASSERT OR EXERCISE ANY, APPRAISAL RIGHTS OR DISSENTERS' RIGHTS UNDER ANY APPLICABLE LAW TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW.

ARTICLE IV
Allocations

Section 4.01 Allocation of Profits and Losses.

(a) The Company’s profits and losses for each Fiscal Year will be allocated among the Members pro rata in accordance with their Membership Interests.

(b) Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each Fiscal Year to the Member that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i) and “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, shall be allocated to and among the Members in accordance with their Membership Interests.

(c) This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback,” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of Treasury Regulations under Section 704(b) of the Code.

(d) All items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members for federal, state, and local income tax purposes consistent with the manner that the corresponding items are allocated among the Members pursuant to this section, except as may otherwise be provided herein or under the Code.

ARTICLE V
Distributions

Section 5.01 Distributions.

(a) Distributions of available cash, less any reserves for operating expenses or capital expenditures that are reasonably determined by the Manager, shall be made to the Members at the times and in the aggregate amounts determined by the Manager. Such distributions shall be paid to the Members pro rata in accordance with their respective Membership Interests.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law.

ARTICLE VI
PRE-EMPTIVE RIGHTS

Section 6.01 Pre-emptive Rights.

(a) Issuance of New Securities. The Company hereby grants each Member the right to purchase its pro rata share (in accordance with its Membership Interest) of any New Securities that the Company may from time to time propose to issue or sell to any party. For purposes hereof, “New Securities” shall include any and all new issuances of Membership Interests of the Company and any securities of the Company convertible into, or exchangeable or exercisable for, such Membership Interests, other than Membership Interests or other securities issued or sold by the Company in connection with (i) a grant to any existing or prospective consultants, employees or Officers pursuant to any profits interest plan or similar equity-based plans or other compensation agreement; (ii) the conversion or exchange of any securities of the Company into Membership Interests, or the exercise of any warrants or other rights to acquire Membership Interests; (iii) any acquisition by the Company of any equity interests, assets, properties or business of any Person; (iv) any merger, consolidation or other business combination involving the Company; (v) the commencement of any initial public offering or any transaction or series of related transactions involving a change of control of the Company; (vi) an equity split, payment of distributions or any similar recapitalization; and (vii) any private placement of warrants to purchase Membership Interests to lenders or other institutional investors (excluding the Members) in any arm’s length transaction providing debt financing to the Company, in each case, approved in accordance with the terms of this Agreement.

(b) Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Members within five (5) business days following approval of any such issuance or sale by the Members in accordance with the terms of this Section 6.01(b). The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser (a “Prospective Purchaser”) seeking to purchase New Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number and description of the New Securities proposed to be issued and the percentage interest in the Company such issuance would represent;

(ii) the proposed issuance date, which shall be at least twenty (20) business days from the date of the Issuance Notice;

(iii) the proposed purchase price; and

(iv) if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Manager’s good-faith determination of the Fair Market Value thereof.

(c) Exercise of Pre-emptive Rights. Each Member shall for a period of fifteen (15) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase its pro rata share (in accordance with its Membership Interest) of the New Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company (an “Acceptance Notice”). The delivery of an Acceptance Notice by a Member shall be a binding and irrevocable offer by such Member to purchase the New Securities described therein. The failure of a Member to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 6.01 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(d) Over-Allotment. No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Member in writing of the number of New Securities that each Member has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Member exercising its right to purchase its pro rata share (in accordance with its Membership Interest) of the New Securities in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Member fails to exercise its rights under this Section 6.01 to purchase its pro rata share of the New Securities (each, a “Non-Exercising Member”), such Exercising Member may purchase its pro rata share of such Non-Exercising Member’s allotment by giving written notice to the Company within five (5) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”).

(e) Sales to the Prospective Purchaser. If any Member fails to purchase its allotment of the New Securities within the time period described in subsection (b) and after the expiration of the Over-allotment Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Members failed to exercise the option set forth in this Section 6.01 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided, that (i) such issuance or sale is closed within thirty (30) days after the expiration of the Over-allotment Exercise Period (subject to the extension of such 30-day period for a reasonable time not to exceed sixty (60) days to the extent reasonably necessary to obtain any third-party approvals; and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Members in accordance with the procedures set forth in this Section 6.01.

(f) Closing of the Issuance. The closing of any purchase by any Member shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 6.01, the Company shall deliver the New Securities free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Members and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Company, in the discretion of the Manager pursuant to Section 2.09, may deliver to each Exercising Member certificates evidencing the New Securities. Each Exercising Member shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale, including, without limitation, entering into such additional agreements as may be necessary or appropriate.

ARTICLE VII
TRANSFER

Section 7.01 General Restrictions on Transfer.

(a) Except as permitted pursuant to Section 2.02(b) or in accordance with the procedures set forth in Section 7.03, Section 9.01 or Section 7.05, no Member shall Transfer all or any portion of its Membership Interest in the Company. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 2.04 hereof.

(b) Notwithstanding any other provision of this Agreement (including Section 2.02(b)), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d) Except as provided in Section 2.04(b), no Transfer (including a Permitted Transfer) of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee (including a Permitted Transferee) is admitted as a Member of the Company in accordance with Section 2.03(b) hereof.

(e) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 7.02 Permitted Transfers. The provisions of Section 1.01, Section 7.03, Section 7.04 and Section 7.05 shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to any of the following:

(a) Any Affiliate of such Member; or

(b) With respect to any Member that is a natural Person, (i) such Member’s Spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the Spouses of each such natural persons (collectively, “Family Members”); (ii) a trust under which the distribution of Membership Interests may be made only to such Member and/or any Family Member of such Member; (iii) a charitable remainder trust, the income from which will be paid to such Member during his life; (iv) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Member and/or Family Members of such Member; or (v) by will or by the laws of intestate succession, to such Member’s executors, administrators, testamentary trustees, legatees or beneficiaries.

Section 7.03 Right of First Refusal.

(a) Right of First Refusal. Subject to the terms and conditions specified in this Section 7.03, each Member shall have a right of first refusal if any other Member (the “Offering Member”), receives an offer from an Independent Third Party that the Offering Member desires to accept to Transfer all or any portion of the Membership Interest owned by the Offering Member (the “Offered Interests”). Each time the Offering Member receives an offer for all or any portion of its Membership Interest in the Company, the Offering Member shall first make an offering of the Offered Interests to the other Members (the “ROFR Rightholders”) in accordance with the following provisions of this Section 7.03 prior to Transferring such Offered Interests to the Independent Third Party (other than Transfers that (i) are permitted by Section 7.02(b), (ii) are proposed to be made by a Dragging Member or required to be made by a Drag-along Member pursuant to Section 7.04, or (iii) are made by a Tag-along Member upon the exercise of its tag-along right pursuant to Section 7.05 after the ROFR Rightholders have declined to exercise their rights in full under this Section 7.03).

(b) Offer Notice.

(i) The Offering Member shall, within five (5) Business Days of receipt of the offer from the Independent Third Party, give written notice (the “Offering Member Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from an Independent Third Party and specifying: (A) the amount of Offered Interests to be Transferred by the Offering Member; (B) the name of the Person who has offered to purchase such Offered Interests; (C) the purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (D) the proposed date, time and location of the closing of the Transfer, which shall not be less than sixty (60) days from the date of the Offering Member Notice.

(ii) The Offering Member Notice shall constitute the Offering Member’s offer to Transfer the Offered Interests to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period (as hereinafter defined).

(iii) By delivering the Offering Member Notice, the Offering Member represents and warrants to the Company and each ROFR Rightholder that: (a) the Offering Member has full right, title and interest in and to the Offered Interests; (b) the Offering Member has all the necessary power and authority and has taken all necessary action to sell such Offered Interests as contemplated by this Section 9.03; and (c) the Offered Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(c) Exercise of the Rights of First Refusal.

(i) Upon receipt of the Offering Member Notice, each ROFR Rightholder shall have ten (10) Business Days (the “ROFR Notice Period”) to elect to purchase all (but not less than all) of the Offered Interests by delivering a written notice (a “ROFR Offer Notice”) to the Offering Member and the Company stating that it offers to purchase such Offered Interests on the terms specified in the Offering Member Notice. Any ROFR Offer Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Offer Notice, each such ROFR Rightholder (the “Purchasing Member”) shall be allocated its pro rata share (based on its Membership Interest in the Company) of the Offered Interests, unless otherwise agreed by such Members.

(ii) Each ROFR Rightholder who does not deliver a ROFR Offer Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase the Offered Interests under this Section 7.03, and the Offering Member shall thereafter, subject to the rights of any Purchasing Member and the provisions of Section 7.05, be free to sell the Offered Interests to the Independent Third Party in the Offering Member Notice without any further obligation to such ROFR Rightholder pursuant to this Section 7.03.

(iii) Each ROFR Rightholder who delivers a ROFR Offer Notice shall be deemed to have waived any rights that such Members may have pursuant to Section 7.05.

(d) Consummation of Sale. If no ROFR Rightholder delivers a ROFR Offer Notice in accordance with Section 7.03(c), then, provided the Offering Member has also complied with the provisions of Section 7.05, to the extent applicable, the Offering Member may, during the 60-day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain any required approvals or consents from any Governmental Authority), Transfer all of the Offered Interests to the Independent Third Party on terms and conditions no more favorable to the Independent Third Party than those set forth in the Offering Member Notice. If the Offering Member does not Transfer the Offered Interests within such period, the rights provided hereunder shall be deemed to be revived and the Offered Interests shall not be Transferred to the Independent Third Party unless the Offering Member sends a new Offering Member Notice in accordance with, and otherwise complies with, this Section .

(e) Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 7.03 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(f) Closing. At the closing of any sale and purchase pursuant to this Section , the Offering Member shall deliver to the Purchasing Member(s) a certificate or certificates representing the Offered Interests to be sold (if any), accompanied by evidence of Transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefore from such Purchasing Member(s) by certified or official bank check of by wire transfer of immediately available funds.

Section 7.04 Drag-along Rights.

(a) Participation. If one or more Members (together with their respective Permitted Transferees) holding no less than fifty percent (50%) of the then outstanding Membership Interests (such Member or Members, the “Dragging Member”), proposes to Transfer, in one transaction or a series of related transactions, all of the Membership Interests owned by the Dragging Member (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 7.04(c) and subject to compliance with Section 7.04(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale in the manner set forth in this Section 7.04.

(b) Sale of Membership Interests. Subject to compliance with Section 7.04(c), each Drag-along Member shall sell in the Drag-along Sale all of the Membership Interests held by such Drag-along Member.

(c) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 7.04 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i) The name of the person or entity to whom such Membership Interests are proposed to be sold;

(ii) The proposed date, time and location of the closing of the sale;

(iii) The proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale. The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 7.04 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per percentage interest and the terms and conditions of such sale shall, except as otherwise provided in Section 7.04(d)(ii), be the same as those upon which the Dragging Member sells its Membership Interests;

(ii) If the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii) Each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Dragging Member, the Drag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member (other than any indemnification obligation pertaining specifically to the Dragging Member or a Drag-along Member, which obligation shall be the sole obligation of such Dragging Member or Drag-along Member), in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale.

(e) Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 7.04(d)(iii).

(f) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Independent Third Party, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(g) Consummation of Sale. The Dragging Member shall have sixty (60) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice. If at the end of such period the Dragging Member has not completed the Drag-along Sale, the Dragging Member may not then exercise its rights under this Section 7.04 without again fully complying with the provisions of this Section 7.04.

Section 7.05 Tag-along Rights.

(a) Participation. Subject to the terms and conditions specified in Section ARTICLE I, Section 2.02(b) and Section 7.03, if a Member (together with its Permitted Transferees) holding no less than five percent (5%) of the then outstanding Membership Interests (the “Selling Member”) proposes to Transfer any Membership Interests owned by the Selling Member to an Independent Third Party (a “Proposed Transferee”), each other Member (each, a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 7.05.

(b) Application of Transfer Restrictions. The provisions of this Section 7.05 shall only apply to Transfers in which:

(i) No ROFR Rightholder has exercised its right under Section 7.03 to purchase the Offered Interests; and

(ii) The Dragging Member has elected to not exercise its drag-along right under Section 7.04.

(c) Sale Notice. Prior to the consummation of any Transfer of Membership Interests qualifying under Section 7.05(b), and after satisfying its obligations pursuant to Section 7.03, the Selling Member shall deliver to the Company and each other Member a written notice (a “Sale Notice”) of the proposed Tag-along Sale as soon as practicable following the expiration of the ROFR Rightholder Option Period, and in no event later than five (5) Business Days thereafter. The Sale Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:

(i) The aggregate percentage of Membership Interests the Proposed Transferee has offered to purchase;

(ii) The identity of the Proposed Transferee;

(iii) The proposed date, time and location of the closing of the Tag-along Sale;

(iv) The purchase price and other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Exercise of Tag-along Right.

(i) The Selling Member and each Tag-along Member timely electing to participate in the Tag-along Sale pursuant to Section 7.05(d)(ii) shall have the right to Transfer in the Tag-along Sale the amount of Membership Interests, equal to the product of (x) the total percentage of Membership Interests that the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the percentage of Membership Interests then held by the applicable Member, and (B) the denominator of which is equal to the total percentage of Membership Interests then held by the Selling Member and all of the Tag-along Members timely electing to participate in the Tag-along Sale pursuant to Section 7.05(d)(ii) (such amount, the “Tag-along Portion”).

(ii) Each Tag-along Member shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Member a written notice (a “Tag-along Notice”) stating its election to do so and specifying the amount of Membership Interests (up to its Tag-along Portion) to be Transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”).

(iii) The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 7.05.

(e) Remaining Portions.

(i) If any Tag-along Member declines to exercise its right under Section 7.05 or elects to exercise it with respect to less than its full Tag-Along Portion (the “Remaining Portion”), the Selling Member shall promptly deliver a written notice (a “Remaining Portion Notice”) to those Tag-along Members who have elected to Transfer their Tag-Along Portion in full (each, a “Fully Participating Tag-along Member”). The Selling Member and each Fully Participating Tag-along Member shall be entitled to Transfer, in addition to any Membership Interests already being Transferred, the percentage of Membership Interests held by it equal to the product of (x) the Remaining Portion, and (y) a fraction (A) the numerator of which is equal to the percentage of Membership Interests then held by the applicable Member, and (B) the denominator of which is equal to the percentage of Membership Interests then held by the Selling Member and all Fully Participating Tag-along Members.

(ii) Each Fully Participating Tag-along Member shall exercise its right to participate in the Transfer described in Section 7.05(e)(i) by delivering to the Selling Member a written notice (a “Remaining Tag-along Notice”) stating its election to do so and specifying the percentage of Membership Interests (up to the amounts it may Transfer pursuant to Section 7.05(e)(i)), to be Transferred by it no later than five (5) after receipt of the Remaining Portion Notice.

(iii) The offer of each Fully Participating Tag-along Member set forth in a Remaining Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 7.05.

(f) Waiver. Each Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 7.05(d)(ii) shall be deemed to have waived all of such Tag-along Member’s rights to participate in the Tag-along Sale, and the Selling Member shall (subject to the rights of any other participating Tag-along Member) thereafter be free to sell to the Proposed Transferee the Membership Interests identified in the Sale Notice at a price that is no greater than the price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(g) Conditions of Sale.

(i) Each Member participating in the Tag-along Sale shall receive the same consideration after deduction of such Member’s proportionate share of the related expenses in accordance with Section 7.05(i) below.

(ii) Each Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Member, the Tag-along Member shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each Tag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Tag-along Member (other than any indemnification obligation pertaining specifically to the Selling Member or a Tag-along Member, which obligation shall be the sole obligation of such Selling or Tag-along Member), in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Tag-along Member in connection with the Tag-along Sale.

(h) Cooperation. Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject to Section 7.05(g)(ii).

(i) Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(j) Consummation of Sale. The Selling Member shall have sixty (60) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag-along Notice. If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 7.05 without again fully complying with the provisions of this Section 7.05.

(k) Transfers in Violation of the Tag-along Right. If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Membership Interests in breach of this Section 7.05, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the amount of Membership Interests that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 7.05, for a price and upon the terms and conditions on which the Proposed Transferee bought such Membership Interests from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 7.05(k) shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 7.05. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 7.05(k).

ARTICLE VIII
No Personal Liability and Indemnification

Section 8.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member; and (iii) each Officer, employee, agent or representative of the Company.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her or its capacity as a Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 8.02 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud or willful misconduct, in each case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) Savings Clause. If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 10.03 to the fullest extent permitted by any applicable portion of this Section 10.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g) Amendment. The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 10.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 10.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04 Survival. The provisions of this Section 8.04 shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX
Accounting and Tax Matters

Section 9.01 Inspection Rights. Upon reasonable notice from a Member, the Company shall afford the Member access during normal business hours to the corporate, financial, and similar records, reports, and documents of the Company, and shall permit the Member to examine such documents and make copies thereof.

Section 9.02 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for US, federal, state, and local income tax purposes. Neither the Manager nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 9.03 Tax Matters Representative.

(a) Appointment; Resignation. Chelsea Pullano, or such other natural person as the Manager may designate from time to time, is hereby designated as the “partnership representative” as provided in Section 6223(a) of the Code (the “Tax Matters Representative”). The Tax Matters Representative can be removed at any time by a vote of Members holding a majority of the Membership Interests of the Company, and shall resign if it is no longer a Member. In the event of the resignation or removal of the Tax Matters Representative, the holders of a majority of the Membership Interests of the Company shall appoint a new Tax Matters Representative.

(b) Tax Examinations and Audits. The Tax Matters Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any federal, state, local, or foreign taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(c) US Federal Tax Proceedings. .To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the Bipartisan Budget Act of 2015 (the “Revised Partnership Audit Rules”) pursuant to Section 6221(b) of the Code. For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative will cause the Company to elect the alternative procedure under Section 6226 of the Code, and furnish to the Internal Revenue Service and each Member (including former Members) during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Section 754 Election. The Tax Matters Representative will make an election under Section 754 of the Code, if requested in writing by Members holding a majority of the outstanding Membership Interests.

(e) Indemnification. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

Section 9.04 Tax Returns.

(a) At the expense of the Company, the Manager will cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Manager will deliver to each Member, Company information necessary for the preparation of such Member’s federal, state, and local income tax returns for such Fiscal Year.

(b) Each Member agrees that such Member shall not treat any Company item on such Member’s federal, state, foreign, or other income tax return inconsistently with the treatment of the item on the Company’s return.

ARTICLE X
Dissolution and Liquidation

Section 10.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) An election to dissolve the Company made by holders of a majority of the Membership Interests;

(b) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(c) The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 10.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 10.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 10.03, and the Certificate of Formation shall have been cancelled as provided in Section 10.04.

Section 10.03 Liquidation. If the Company is dissolved pursuant to Section 10.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) The Manager, or another Person selected by the Manager, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) First, to the payment of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) Second, to the establishment of and additions to reserves that are determined by the Manager to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) Third, to the Members, on a pro rata basis, in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

Section 10.04 Required Filings. Upon completion of the winding up of the Company, the Liquidator shall make all necessary filings required by the Delaware Act.

ARTICLE XI
Definitions

Section 11.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 11.01:

(a) “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

(b) “Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (ii) any consents or approvals of any Governmental Authority; and (iii) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

(c) “Certificate of Formation” means the certificate of formation filed with the Delaware Secretary of State on May 14, 2020.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Delaware Act” means the Delaware Limited Liability Company Act and any successor statute, as it may be amended from time to time.

(f) “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

(g) “Equity Securities” means any and all Units of the Company and any securities of the Company convertible into, exchangeable for, or exercisable for, such Membership Interests, including, without limitation, any warrants or other rights to acquire such Membership Interests.

(h) “Fiscal Year” means the calendar year, unless the Company is required or elects to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

(i) “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

(j) “Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

(k) “Manager” means Creatd Partners, LLC, or such other Person that may subsequently become a Manager of the Company pursuant to the terms of this Agreement.

(l) “Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

(m) “Membership Interest” means an interest in the Company owned by a Member, including such Member’s rights to (i) receive a distributive share of Company assets and items of Company income, gain, loss, and deduction; (ii) vote, consent, or participate in any Member decisions provided in this Agreement and the Delaware Act; and (iii) receive any and all other benefits due to a Member under this Agreement and the Delaware Act. The Membership Interest of each Member will be stated as a percentage interest in the same proportion as the total Units of such Member bears to the total Units of all Members.

(n) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

(o) “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

(p) “Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Member.

(q) “Transfer” means to sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Membership Interests or any interest (including a beneficial interest) therein. “Transfer” when used as a noun shall have a correlative meaning.

(r) “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

ARTICLE XII
Miscellaneous

Section 12.01 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any jurisdiction).

Section 12.03 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be brought in the federal courts of the United States of America or the courts of the State of Delaware, in each case located in the City of Wilmington and County of New Castle. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding.

Section 12.04 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.05 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Nothing contained in this Section 12.04 shall diminish a waiver described in Section 12.04.

Section 12.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a) when delivered by hand;

(b) when received by the addressee if sent by a nationally recognized overnight courier;

(c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or

(d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.05):

If to the Company:	[1108 Lavaca Street, Suite 110-182 Austin, TX 78701]
If to a Member:	To the Member’s respective mailing address as set forth on the Members Schedule.

Section 12.07 Remedies. In the event of any actual or prospective breach or default by any party, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance, awarded by a court of competent jurisdiction (without being required to post a bond or other security or to establish any actual damages). In this regard, the parties acknowledge and agree that they will be irreparably damaged in the event this Agreement is not specifically enforced, since (among other things) the Membership Interests are not readily marketable. All remedies hereunder are cumulative and not exclusive, may be exercised concurrently, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for any actual or prospective breach or default, including recovery of damages. In addition, the parties hereby waive and renounce any defense to such equitable relief that an adequate remedy at law may exist.

Section 12.08 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 12.09 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

Section 12.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by Members holding a majority of the Membership Interests. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule may be made by the Manager in accordance with Section 3.02(a).

Section 12.11 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Counterparts exchanged via facsimile or email transmission, and the signatures thereon, shall be deemed originals, for all purposes hereunder.

Section 12.13 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including but not limited to the Previous Agreement.

Section 12.14 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.15 Voluntary Participation. Each of the parties to this Agreement hereby warrants, represents and acknowledges to each other that they: (a) have been advised to consult with their own separate counsel for individual legal advice regarding this Agreement and have either received advice from their own legal counsel or have declined the opportunity to do so; (b) have read and fully understood all of the provisions of this Agreement; and (c) are entering into this agreement voluntarily and without coercion or undue influence of any kind.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

PLANT CAMP LLC

By:	Creatd Partners LLC,
its Manager

By:	/s/Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

THE MEMBERS:

CREATD PARTNERS LLC

By:	/s/Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

/s/ Angela Hein
Angela Hein

/s/ Heidi Brown
Heidi Brown

/s/ Liz Palughi
Liz Palughi

[Signature Page to Second A&R LLC Agreement – Plant Camp LLC]

Exhibit A

FORM OF JOINDER

[Ex. A]

Schedule I

MEMBERS SCHEDULE

[Sch. A]